Exhibit 4.9

AMENDMENT NO. 1 TO

COMMON STOCK PURCHASE WARRANT OF ORAMED PHARMACEUTICALS INC.

THIS AMENDMENT AGREEMENT (this "Amendment"), made and entered into as of the 29th day of November, 2012, by and between Oramed Pharmaceuticals Inc. (the "Company") and Regals Fund LP (the "Holder").

WHEREAS
on November 5, 2012, the Company issued to the Holder a Common Stock Purchase Warrant of the Company, which is exercisable for 202,703 shares of the Company's Common Stock (as further specified therein), a copy of which is attached hereto as Exhibit A (the "Regals Warrant"); and

WHEREAS
the parties have executed that certain letter agreement dated as of even date herewith that provides (among other things) that the parties shall amend each of the Common Stock Purchase Warrants of the Company held by the Holder pursuant to the terms set forth therein, and in connection therewith the parties wish to enter into this Amendment to so amend the Regals Warrant.

NOW THEREFORE, in consideration of the mutual and respective representations, undertakings and covenants herein contained, the parties hereby agree as follows:

1.	The preamble and the exhibits attached hereto constitute an integral part hereof.

2.	Capitalized terms in this Amendment shall have the same meaning as in the Regals Warrant, unless otherwise expressly stated herein.

3.	Section 2(b) ("Exercise Price") of the Regals Warrant shall be deleted in its entirety and replaced with the following:

"(b) Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $0.3138, subject to adjustment hereunder (the “Exercise Price”)".

4.	Section 3(e) ("Anti-dilution Adjustments") of the Regals Warrant shall be deleted in its entirety and replaced with the following:

"(e)  [Deleted]"

5.
This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, this Amendment No. 1 has been executed by the parties hereto as of the day and year first hereinabove written:

ORAMED PHARMACEUTICALS INC.

By: /s/ Nadav Kidron
Name:  Nadav Kidron
Title:    Chief Executive Officer

REGALS FUND LP
By: Regals Fund GP LLC, its general partner

By: /s/ David M. Slager
Name:  David M. Slager
Title:    Managing Member

EXHIBIT A
REGALS WARRANT

Exhibit A herein is incorporated by reference from Exhibit 10.20 to the Company's Annual Report on Form 10-K/A filed December 21, 2012.